EXHIBIT 10.8.3

EMPLOYMENT TRANSITION AGREEMENT
This Employment Transition Agreement (this “Agreement”) is entered into among Jeffrey E. Nachbor (“Executive”), Leap Wireless International, Inc. (“Leap”) and Cricket Communications, Inc. (“Cricket,” and together with Leap, the “Company”), effective as of January 1, 2013 (the “Effective Date”).
WHEREAS, Executive's employment with the Company will be terminating;
WHEREAS, the Company desires to retain Executive to provide certain continuing employment and consulting services to the Company and wishes to provide Executive with certain compensation and benefits in return for Executive's services; and
WHEREAS, Executive wishes to provide services to the Company in return for certain compensation and benefits.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.    Term of Employment/Consulting Services.
(a)    Employment Period. During the period (i) commencing on the Effective Date and (ii) ending on January 14, 2013 (the “Employment Termination Date” and such period, the “Employment Period”), Executive will continue to be employed by the Company. The parties acknowledge that the Employment Termination Date will constitute Executive's “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto and the scope of the consulting services to be provided pursuant to this Agreement shall be limited to the extent necessary to establish that such a separation from service has occurred.
(b)    Consulting Period. During the period (i) commencing on January 15, 2013 and (ii) ending on the earlier of (A) January 15, 2014, (B) such time as Executive begins full-time employment with another company, (C) five (5) business days after the Executive provides written notice of termination of this Agreement to the Company for any reason or (D) five (5) business days after the Company provides written notice of termination of this Agreement to Executive for “Cause” (as hereinafter defined) (the “Consulting Period, and together with the Employment Period, the “Transition Period”), Executive shall provide consulting services to Cricket as contemplated by this Agreement.
2.    Duties and Services.
(a)    Duties During Employment Period. During the Employment Period, Executive shall serve as the Company's Senior Vice President, Finance, reporting directly to the Chief Executive Officer of Cricket, and he shall devote substantially all of his business time and effort to such duties as may be assigned to him from time to time by the Chief Executive Officer.
(b)    Scope of Services During Consulting Period.
(i)    During the Consulting Period, Executive shall devote such percentage of his business time and effort to the performance of his services hereunder as shall be reasonably requested or directed from time to time by the Chief Executive Officer and shall provide such additional information, advice and assistance concerning matters that are within the scope of Executive's knowledge and expertise.
(ii)    In order to avoid any actual or perceived conflict of interest during the Consulting Period, Executive agrees that he will not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be involved as an officer, director, employee, consultant, independent contractor, limited or general partner, member, shareholder, joint venturer, advisor, or otherwise (the “Specified Activities”) of any profit or nonprofit business or organization which, to the knowledge of Executive (A) provides goods or services within the field of wireless telecommunications, or (B) holds or proposes to hold or invest in debt or equity securities of the Company or that offers investment, strategic, proxy or other advisory services to any such holder or proposed holder or investor in debt or equity securities of the Company; provided, that nothing in this Section 2(b) shall be construed to prohibit Executive from owning not in excess of 2% of the outstanding equity securities of any publicly-traded entity. In the event that Executive desires to pursue any of the Specified Activities with respect to any business or organization described in subsections (A) or (B) above, Executive shall provide advance written notice to the Chief Executive Officer regarding the proposed nature and scope of such services or activities and may request a waiver from the provisions of this Section 2(b)(ii), which such request will be considered by the Chief Executive Officer in his sole and absolute discretion. In the event that Executive desires to pursue any of the Specified Activities with respect to any business or organization other than as described in subsections (A) or (B) above, Executive shall provide advance written notice to the Chief Executive Officer regarding the proposed nature and scope of such services or activities.
3.    Compensation.
(a)    Employment Period. During and in connection with the Employment Period, Executive shall be entitled to the following compensation and benefits:
(i)    Base Salary and Related Payment. From the Effective Date through January 14, 2013, Cricket shall pay to Executive his base salary at the rate in effect on the Effective Date, which amount shall be paid less applicable taxes and withholding and be paid in accordance with Cricket's standard payroll practices. In addition, Cricket shall pay to Executive an additional cash amount equal to the base salary payable to Executive for 60 days of service at the rate in effect on the Effective Date, which amount shall be paid less applicable taxes and withholding and be paid in accordance with Cricket's standard payroll practices.
(ii)    Bonus Payments. Subject to Executive's prior execution and non-revocation of the First Release (as hereinafter defined), Executive shall receive the following promptly following the date on which the First Release becomes effective (and the passage of the applicable revocation period):
A.    A lump sum cash payment equal to Four Hundred Eighty Thousand Dollars ($480,000) (less applicable taxes and withholding); and
B.    An additional lump sum cash payment equal to One Hundred Thousand Dollars ($100,000) (less applicable taxes and withholding), representing the final cash amount to which Executive is entitled pursuant to that certain retention letter agreement between Executive and the Company, dated February 3, 2012.
Executive acknowledges and agrees that he shall not be eligible to be considered for, nor will he receive, any additional cash bonus or retention payments relating to his employment (including, without limitation, any cash bonus award in recognition of Cricket's financial and operational performance in 2012 and Executive's individual contributions to Cricket during such period).
(iii)    During the Employment Period, Executive shall be eligible to continue to participate in Cricket's employee benefit plans and programs maintained or established by Cricket (including, but not limited to, group medical, dental, and vision benefits, life and disability insurance benefits, long term care insurance, and other programs) to the same extent as other executive officers of Cricket, subject to the generally applicable terms and conditions of the plan or program in question.
(b)    Consulting Period. During the Consulting Period, Executive shall be entitled to the following compensation and benefits:
(i)    Until the Consulting Period is terminated pursuant to Section 1(b), Cricket shall pay Executive a monthly consulting fee in the amount of Five Thousand Dollars ($5,000) (less applicable taxes and withholding) (“Consulting Fees”); provided, however, that the aggregate Consulting Fees paid to Executive during the Consulting Period pursuant to this Section 3(b)(i) shall not exceed Sixty Thousand Dollars ($60,000).
(ii)    Cricket shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his consulting services, subject to (A) the requirements and limits set forth in Cricket's travel and other reimbursement policies and (B) Executive furnishing Cricket with evidence in the form of receipts satisfactory to Cricket substantiating the claimed expenditures.
(c)    Vesting and Exercisability of Stock Awards.
(i)    During the Transition Period, Executive shall continue to vest in restricted stock awards for an aggregate of Thirty-Two Thousand Two Hundred Forty (32,240) shares of Leap common stock (consisting of restricted stock awards granted to Executive on (A) May 12, 2008, under which Seventeen Thousand Two Hundred Forty (17,240) shares of Leap common stock remain unvested (the “May 2008 Restricted Stock Award”); and (B) March 15, 2010, under which Fifteen Thousand (15,000) shares remain unvested (the “March 2010 Restricted Stock Award”) (collectively, the “Stock Awards”)), all of which were previously granted to him (and not yet vested) pursuant to the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “Stock Plan”) in accordance with the individual award agreements relating to such Stock Awards. Upon either (i) the termination of the Employment Period (without a subsequent Consulting Period hereunder), or (ii) subject to Section 3(c)(ii), the termination of the Consulting Period, Executive shall immediately cease vesting in any unvested portions of the Stock Awards. Notwithstanding the foregoing, the parties agree that any and all other equity and non-equity incentive or bonus awards previously granted to Executive pursuant to the Stock Plan or otherwise (including, without limitation, all outstanding options to purchase shares of Leap common stock, other restricted stock awards, performance share units for shares of Leap common stock and performance-based cash incentive awards) shall be immediately terminated and cancelled on the Effective Date without any further action by the parties hereto.
(ii)    In the event of the occurrence of a Change in Control (as such term is defined in the Stock Plan), if the Consulting Period terminates pursuant to Section 1(b) for reasons other than the Company's termination of the Consulting Period for Cause during the period commencing ninety (90) days prior to such Change of Control and ending twelve months after such Change in Control, then all of Executive's unvested Stock Awards (including, for the avoidance of doubt, any such Stock Awards as to which vesting otherwise would have been deemed to have ceased pursuant to Section 3(c)(i) upon termination of the Consulting Period) shall vest and be exercisable on the date of the termination of the Consulting Period (or, if later, immediately prior to the date of the occurrence of such Change in Control) in accordance with the terms of the award agreements pursuant to which they were granted. The term “Cause” shall mean termination of the Consulting Period by the Company (A) upon Executive's commission of an act of fraud or dishonesty having a material adverse effect on the Company, (B) upon Executive's willful engagement in illegal conduct or gross misconduct having a material adverse effect on the Company, (C) upon Executive's being convicted of, or pleading nolo contendere to, the commission of a felony or (D) as a result of Executive's material breach of any of his obligations under this Agreement. The provisions of this Section 3(c)(ii) shall be deemed to amend the applicable provisions of Executive's Stock Awards.
(d)    Other Benefits.
(i)    Cricket shall provide Executive with outplacement services pursuant to the Company's standard outplacement program for senior vice presidents. To the extent the provision of the benefit set forth herein results in taxable income to Executive, the Company will gross-up the value of such benefits to cover applicable income taxes due by Executive.
(ii)    The Company will facilitate Executive's relocation from San Diego, California to Kansas City, Missouri pursuant to the Company's standard relocation program for senior vice presidents. To the extent the provision of the benefit set forth herein results in taxable income to Executive, the Company will gross-up the value of such benefits to cover applicable income taxes due by Executive.
4.    Termination of Employment or Consultancy.
(a)    Termination of Employment.
(i)    Upon termination of the Employment Period pursuant to Section 1(a), Executive shall be entitled to the following:
A.    Cricket shall issue Executive his final paycheck, reflecting his fully earned but unpaid base salary, when due, through the Employment Termination Date, plus all accrued but unused vacation and other amounts or benefits to which Executive is entitled under any compensation or benefit plan of Cricket at the time of termination in accordance with the terms of such plans.
B.    To the extent that Executive elects continuation health care coverage for Executive and his eligible dependents under Section 4980B(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”), Executive shall not be required to pay premiums for such COBRA Coverage for such period of time beginning on the Employment Termination Date and ending on January 15, 2014; provided, however, that the payment of such premiums by Cricket shall cease at such time as Executive is eligible for comparable coverage with a subsequent employer.
(b)    Termination of Consulting Period. In the event that the Consulting Period commences on or after January 15, 2013 and is thereafter terminated for any reason before January 15, 2014, subject to Executive's execution and non-revocation of the Second Release (as hereinafter defined), Executive shall be entitled to a lump sum cash payment equal to (I) Sixty Thousand Dollars ($60,000) less (II) the aggregate amount of any Consulting Fees previously paid to Executive (less applicable taxes and withholding), payable promptly following the date on which the Second Release becomes effective (and the passage of the applicable revocation period).
(c)    Return of the Company's Property. Upon termination of the Employment Period or Consulting Period, Executive shall, at the request of the Company, promptly surrender to the Company or may (with the Company's consent) destroy all lists, books and records of, or in connection with, the Company's business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company, other than any such property that the Company determines is necessary for Executive's provision of consulting services pursuant to this Agreement. At the request of the Company, Executive shall deliver to the Company a signed statement certifying material compliance with this Section 4(c) prior to the receipt of any post-termination benefits described in this Agreement.
5.    Releases.
(a)    As a condition to Executive's receipt of the lump sum cash payments pursuant to Section 3(a)(ii) of this Agreement, Executive agrees to execute a general release of all claims in favor of the Company (the “First Release”) in substantially the form attached hereto as Exhibit A simultaneously with his execution of this Agreement and to not revoke such release. In the event that Executive fails to execute and deliver the First Release to the Company simultaneously with his execution of this Agreement, or revokes such release, this Agreement shall terminate and Executive shall not entitled to any further compensation or benefits hereunder.
(b)    As a condition to Executive's receipt of any lump sum payment pursuant to Section 4(b)(i), not later than thirty (30) days after the date of the termination of the Consulting Period, Executive agrees to execute and not revoke a general release of all claims in favor of the Company (the “Second Release”) in substantially the form attached hereto as Exhibit B. In the event that Executive fails to execute and deliver to the Company, or revokes, the Second Release within thirty (30) days after the date of such termination, Executive shall not be entitled to any payment pursuant to Section 4(b)(i) above.
6.    Confidentiality and Proprietary Rights. In consideration of the provisions of Sections 3 and 4 of this Agreement, and in order to protect the goodwill of the Companies, Executive hereby agrees to the following covenants:
(a)    Confidentiality. For the period of three (3) years commencing on the termination of the Transition Period, Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive's employment with Cricket, all Confidential Information in Executive's possession that is in writing or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to Cricket and shall not be retained by Executive or furnished to any third party, in any form except as provided herein or as required for Executive's provision of consulting services hereunder; provided, however, that Executive shall not be obligated to treat as confidential, or return to Cricket copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company or any of their respective affiliates by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to Executive or known by Executive as a consequence of or through Executive's relationship with Cricket, about the customers, employees, business methods, technical operations, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and their respective affiliates.
(b)    Non-Solicitation. For the period of three (3) years commencing on the termination of the Transition Period, Executive shall not, either on Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company or any of their respective affiliates, any of their officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company or any of their respective affiliates; provided, however, that a general advertisement to which an employee of the Company or any of their respective affiliates, responds shall in no event be deemed to result in a breach of this Section 6(b).
(c)    Effect of Breach. In the event that Executive breaches any of the provisions of this Section 6, or threatens to do so, in addition to and without limiting or waiving any other remedies available to the Company in law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce this Section 6. Executive acknowledges that it is impossible to measure in money the damages that the Company will sustain in the event that Executive breaches or threatens to breach this Section 6 and, in the event that the Company institutes any action or proceeding to enforce this Section 6 seeking injunctive relief, Executive hereby waives and agrees not to assert or use as a defense a claim or defense that the Company has an adequate remedy at law. Also, in addition to any other remedies available to the Company in law or in equity, in the event that Executive breaches the provisions of this Section 6 in any material respect, Executive shall forfeit Executive's right to further benefits under this Agreement and Executive shall be obligated to repay to Cricket the benefits that Executive has received hereunder (including, without limitation, the value of any Stock Awards in which he has vested hereunder). If a court or arbitrator shall hold that the duration, scope or area restriction or other provision of this Section 6 is unreasonable under the circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area restriction reasonable under the circumstances shall be substituted for the stated duration, scope or area restriction.

7.    Mutual Nondisparagement. Executive and the Company agree that neither shall make disparaging, demeaning or negative remarks about the other to any third party. Nothing in this provision shall be construed as preventing any party from testifying truthfully under oath in a deposition or other legal proceeding. For purposes of this Section 7, internal communications to and among current management employees of the Company are not considered communications to third parties. Any inquiries regarding Executive from prospective employers shall be forwarded to the Chief Executive Officer, who shall provide a reference regarding Executive's employment with Cricket.
8.    Cooperation with the Company. Executive agrees to cooperate fully with the Company and its counsel with respect to any reasonable request from the Company for assistance with respect to any matter (including litigation, investigation, government proceedings and general claims) which relates to matters with which Executive was involved during the term of employment or service with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Such cooperation may include appearing from time to time at the offices of the Company or the Company's counsel, or telephonically, for conferences and interviews and providing testimony in depositions, court proceedings and administrative hearings as necessary for the Company to defend claims, and in general providing the Company and its counsel with the full benefit of Executive's knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.
9.    Agreement to Arbitrate. Except as set forth in Section 6(c), any dispute, claim or controversy based on, arising out of or relating to Executive's employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided that Cricket shall pay to Executive all reasonable arbitration expenses and legal fees incurred by Executive if Executive prevails in enforcing or obtaining his rights or benefits provided by this Agreement. Such payments shall be made within five (5) days after Executive's request for payment accompanied with evidence of fees and expenses incurred as Cricket may reasonably request. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA's administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. Except as set forth in Section 6(c), this Section 9 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive's employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties' right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party's right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.
10.    General Provisions.
(a)    Successors and Assigns. The rights of the Company under this Agreement will inure to its successors and assigns. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and, in the event of Executive's death during the Consulting Period, the payments and benefits contemplated by Sections 3 and 4 shall be paid to or made available to Executive's estate or designated beneficiary.
(b)    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(c)    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d)    Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as set forth in Section 9, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(e)    Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last known mailing address of the respective party, provided that all notices to Cricket shall be directed to the attention of the Board of Directors of Cricket with a copy to the Secretary of Cricket, and all notices to Leap shall be directed to the attention of the Board of Directors of Leap with a copy to the Secretary of Leap, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
(f)    Survival. Sections 4 (“Termination of Employment or Consultancy”), 6 (“Confidentiality and Proprietary Rights”), 7 (“Mutual Nondisparagement”), 8 (“Cooperation with the Company”), 9 (“Agreement to Arbitrate”) and 10 (“General Provisions”) of this Agreement shall survive termination of this Agreement.
(g)    Entire Agreement. This Agreement constitutes the entire agreement between the parties in respect of the termination of Executive's employment with the Company and the other subject matter contained herein and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, between the Company and Executive with respect thereto. By entering into this Agreement, the parties agree that that certain Severance Benefits Agreement by and among Executive, Leap and Cricket dated April 21, 2008 shall be terminated in its entirety in connection herewith. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(h)    Code Section 409A.
(i)    Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (“Separation Pay Plans”) or Treas. Reg. Section 1.409A-1(b)(4) (“Short-Term Deferrals”). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive's termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive's Separation from Service or (B) the date of Executive's death. Upon the earlier of such dates, all payments deferred pursuant to this Section 10(h)(i) shall be paid in a lump sum to Executive. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).
(ii)    Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than the last day of Executive's taxable year following the taxable year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after the last day of Executive's taxable year following the taxable year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.
(iii)    This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (B) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(iv)    If the Company and Executive determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and Executive deem necessary or appropriate to (A) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (B) comply with the requirements of Code Section 409A and related Department of Treasury guidance.
(i)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(j)    Taxes. All compensation payable to Executive hereunder shall be subject to applicable tax withholding.
(k)    RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THIS RIGHT AND HAS EITHER CONSULTED WITH A LAWYER OR DETERMINED NOT TO DO SO.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

CRICKET COMMUNICATIONS, INC.
Dated:     January 14, 2013                        By: /s/ Robert J. Irving, Jr.
Name:    Robert J. Irving, Jr.
Title:     Senior Vice President, General Counsel and Chief Administrative Officer

LEAP WIRELESS INTERNATIONAL, INC.
Dated: January 14, 2013                        By: /s/ Robert J. Irving, Jr.
Name:    Robert J. Irving, Jr.
Title:     Senior Vice President, General Counsel and Chief Administrative Officer

EXECUTIVE
Dated:     January 14, 2013                        /s/ Jeffrey E. Nachbor
Jeffrey E. Nachbor
Address:    ___________________________
___________________________

EXHIBIT A
FIRST RELEASE
1.    General Release of Claims. In consideration of the benefits under the Employment Transition Agreement (the “Agreement”), effective as of January 1, 2013, by and among Leap Wireless International, Inc. (“Leap”), Cricket Communications, Inc. (“Cricket”) (collectively, the “Companies”) and Jeffrey E. Nachbor (“Executive”), Executive does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive's employment with the Companies, or his resignation therefrom, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, “Claims”). This General Release shall not, however, constitute a waiver of any of Executive's rights (a) to receive benefits to which he is entitled pursuant to Sections 3 or 4 of the Agreement, (b) to indemnification under the Company's certificate of incorporation or bylaws, under general corporate law or as an insured under any directors and officers liability insurance policy of the Company or (c) to pursue claims for or under any unemployment compensation, state disability insurance benefits pursuant to the terms of applicable state law or worker's compensation insurance policy or fund of the Company.
2.    Release of Unknown Claims. In addition, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
3.    Older Worker's Benefit Protection Act. Executive agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:
(a)    That the Agreement and this General Release are written in a manner calculated to be understood by Executive.
(b)    The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.
(c)    The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
(d)    Executive is advised to consult an attorney before signing this General Release.
(e)    Executive is afforded twenty-one (21) days after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.
(f)    Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in the Agreement.
(g)    If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his or her intent to revoke this General Release to Cricket's Chief Executive Officer or Senior Vice President and General Counsel on or before the seventh (7th) day after the date hereof.
4.    No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys'

fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.
5.    No Suits or Actions. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.
6.    No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

EXECUTIVE

_____________________________________
Jeffrey E. Nachbor
Date:_________________________________

EXHIBIT B
SECOND RELEASE
1.    General Release of Claims. In consideration of the benefits under Section 4(b)(i) of the Employment Transition Agreement (the “Agreement”), effective as of January 1, 2013, by and among Leap Wireless International, Inc. (“Leap”), Cricket Communications, Inc. (“Cricket”) (collectively, the “Companies”) and Jeffrey E. Nachbor (“Executive”), Executive does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive's employment with the Companies, or his resignation therefrom, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, “Claims”). This General Release shall not, however, constitute a waiver of any of Executive's rights (a) to receive benefits to which he is entitled pursuant to Section 4 of the Agreement, (b) to indemnification under the Company's certificate of incorporation or bylaws, under general corporate law or as an insured under any directors and officers liability insurance policy of the Company or (c) to pursue claims for or under any unemployment compensation, state disability insurance benefits pursuant to the terms of applicable state law or worker's compensation insurance policy or fund of the Company.
2.    Release of Unknown Claims. In addition, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR     SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
3.    Older Worker's Benefit Protection Act. Executive agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:
(a)    That the Agreement and this General Release are written in a manner calculated to be understood by Executive.
(b)    The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.
(c)    The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
(d)    Executive is advised to consult an attorney before signing this General Release.
(e)    Executive is afforded twenty-one (21) days after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.
(f)    Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Section 4(b)(i)of the Agreement.
(g)    If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his or her intent to revoke this General Release to Cricket's Chief Executive Officer or Senior Vice President and General Counsel on or before the seventh (7th) day after the date hereof.
4.    No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys'

fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.
5.    No Suits or Actions. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.
6.    No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
EXECUTIVE

_____________________________________
Jeffrey E. Nachbor
Date:_________________________________